Exhibit 99.1

Priceline.com Acquires Active Hotels, a Leading

Internet Hotel Reservation Service in Europe

NORWALK, Conn., September 21, 2004 . . . Priceline.com® (Nasdaq: PCLN) announced today that it acquired Cambridge, UK-based Active Hotels Ltd., one of Europe’s leading Internet hotel reservation services, in a cash transaction valued at approximately US$161 million.  Priceline.com said it intends to retain Active Hotels’ current management team, which will continue to manage Active Hotels as an independent business. Priceline.com also said that Active Hotels’ three top executives and selected other employees reinvested a portion of the acquisition proceeds back into the Active Hotels business.

Active Hotels works with a wide range of 8,000 properties from B&Bs to 5-star hotels in the UK and throughout Europe, including major international chains and independents.  Its distribution network encompasses company-owned  Web sites, such as activereservations.com, as well as approximately 1,500 Web sites operating throughout Europe.  Active Hotels’ reservation services are available in English, French, Spanish, German and Italian.

“As one of the fastest growing hotel services in the European market, Active Hotels will play an important part in priceline’s growth plans,” said priceline.com President and Chief Executive Officer Jeffery H. Boyd.  “Andrew Phillipps and his team have built a profitable, supplier-friendly business, which mirrors the positioning of the priceline and Travelweb hotel businesses.”

“This deal is great news for all involved,” said Andrew Phillipps, Chief Executive of Active Hotels.  “For our hotel customers, we expect that this will provide additional US demand from one of the market leaders.  We believe that our pricing model will continue to put real pressure on competitors.  For Web sites that work with us, the deal should provide low-priced hotel rooms in the US, complementing our market-leading European stock.  Finally, this is great news for Active Hotels and its staff.  Under priceline.com’s ownership and with their backing, we plan to expand still faster and consolidate our already strong position.”

Active Hotels’ gross bookings for the 12 months ending September 30, 2004 are expected to be approximately US$160 million, up approximately 100% year-over-year.  Gross bookings refer to the total dollar value inclusive of taxes and fees of all hotel room nights purchased by consumers. Active Hotels’ revenues for the 12 months ending September 30, 2004 are expected to be approximately US$22 million, up approximately 115% year-over-year.  Active Hotels has been profitable since the 1st quarter of 2003.  Priceline.com said that it expected the acquisition to be accretive to its earnings (before non-cash amortization expense associated with the acquisition) for the 4th quarter 2004 and for calendar 2005.

Priceline stated that the acquisition created opportunities for Active and priceline to work together to expand their businesses. “Active Hotels has longstanding distribution relationships with a significant number of other European travel sites and we intend to support these relationships with added product from priceline.com and Travelweb for U.S. travel,” said Glenn Fogel, Senior Vice President — International of priceline.com. “We also believe that we can sell Active Hotels’ inventory to our large U.S. customer base for their European travel.”

About priceline.com

Priceline.com is a travel service that offers leisure airline tickets, hotel rooms, rental cars, vacation packages and cruises.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.  Priceline.com operates the retail travel Web sites Activehotels.com, Activehotels.co.uk, Travelweb.com, Lowestfare.com, Rentalcars.com and Breezenet.com.  Priceline.com licenses its business model to independent licensees, including pricelinemortgage and certain international licensees.

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Press information:   Brian Ek  203-299-8167  (brian.ek@priceline.com)

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “intends,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements: adverse changes in general market conditions for leisure and other travel products as the result of, among other things, terrorist attacks; adverse changes in the Company’s relationships with airlines and other product and service providers including, without limitation, the withdrawal of suppliers from the priceline.com system; the bankruptcy or insolvency of another major domestic airline; the effects of increased competition; systems-related failures and/or security breaches; the Company’s ability to protect its intellectual property rights; losses by the Company and its licensees; legal and regulatory risks and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.